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[KPMG PEAT MARWICK LLP LETTERHEAD]


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
TCF Financial Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of TCF Financial Corporation of our report dated January 12, 1995 except for note 2, which is as of February 8, 1995, relating to the consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of TCF Financial Corporation.


                                         /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
October 25, 1995